Exhibit 10.17

FIRST AMENDMENT TO OFFICE SUBLEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE SUBLEASE AGREEMENT (this “Amendment”) is entered into as of November 12, 2018 (the “Effective Date”), by and between COI PHARMACEUTICALS, INC., a Delaware corporation (“Sublandlord”), and SYNTHORX, INC., a Delaware corporation (“Subtenant”). Sublandlord and Subtenant may be referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

A. Sublandlord and Subtenant are parties to that certain Office Sublease Agreement dated as of May 6, 2014 (the “Existing Sublease”), whereby Subtenant subleases certain premises from Sublandlord consisting of approximately 8,636 rentable square feet, in the building located at 11099 North Torrey Pines Road, San Diego, California;

B. The Existing Sublease, as modified by this Amendment, shall be referred to herein as the “Sublease”; and

C. Effective from and after the Effective Date, Sublandlord and Subtenant desire to modify and amend the Existing Sublease only in the respects and on the terms and conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Sublandlord and Subtenant in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. RECITALS. The foregoing recitals are hereby made a part of this Amendment.

2. DEFINITIONS. Capitalized terms used but not defined in this Amendment have the meanings set forth in the Existing Sublease.

3. AMENDMENT TO SUBLEASE. Provided that Subtenant is not in monetary or material non-monetary default under the Sublease, as amended, beyond any applicable notice and cure periods set forth in the Sublease, as amended, as of the date of Subtenant’s delivery of the “Termination Notice,” as that term is defined below, the Subtenant, shall have the one-time right to terminate Sublease effective as of March 1, 2024 (the “Termination Date”), provided that (i) Sublandlord receives written notice (the “Termination Notice”) from Subtenant not less than twelve (12) months prior to the Termination Date stating Subtenant’s election to terminate Sublease, and (ii) concurrent with Sublandlord’s receipt of the Termination Notice, Sublandlord receives from Subtenant an amount equal to the “Termination Fee,” as that term is defined below. Subtenant acknowledges that Sublandlord’s receipt of the entire Termination Fee is consideration for and a condition precedent to, Subtenant’s right to terminate the Sublease.

(a) Provided that Subtenant terminates the Sublease pursuant to the terms of this Section, the Sublease shall automatically terminate and be of no further force or effect and Sublandlord and Subtenant shall be relieved of their respective obligations with respect to such

Sublease as of the Termination Date, except those obligations which relate to the period prior to the Termination Date, including, without limitation, the payment by Subtenant or Sublandlord of all amounts owed to the other party with respect to the Sublease up to and including the Termination Date, and those certain obligations set forth in the Sublease, as amended, which expressly survive the expiration or earlier termination of the Sublease, as amended. Subtenant shall return the Premises to Sublandlord upon a termination thereof in accordance with the terms of the Sublease, as amended, as if the term of the Sublease had expired.

(b) For purposes of this Section, the “Termination Fee” shall be equal to the sum of (1) the Rent and Sublandlord’s estimate of Subtenant’s 23% share of Lessee’s Share of Operating Expenses (as defined in the Master Lease) applicable to March and April 2024, and (2) the “Unamortized Costs,” as that term is defined, below.

(c) For purposes of this Section, the “Unamortized Costs” shall be equal to the unamortized portion of the sum of the following costs paid or incurred by Sublandlord on or before the Termination Date, and prorated on a square foot basis for the Premises of the Sublease against the “Premises” (as defined in the Master Lease): (i) brokerage commissions paid by Sublandlord; (ii) the “Base Rent Abatement,” as that term is defined in Section 3 of that certain Fifth Amendment to Multi-Tenant Office Lease-Net dated November 2, 2016 (the “Fifth Amendment”) applicable to the Premises of the Sublease, and (iii) the Tenant Improvement Allowance (as defined in the Fifth Amendment) and the “Additional Allowance” (as defined in the Tenant Work Letter attached to the Fifth Amendment) applicable to the Premises of the Sublease. The Unamortized Costs shall be amortized on a straight line basis, with interest calculated at nine percent (9%) per year, over the period from August 1, 2018 through and including the scheduled Expiration Date.

(d) Within thirty (30) days of Subtenant’s written request therefor (but without extending the time period by which Subtenant is required to pay the Termination Fee hereunder), Sublandlord shall provide Subtenant with Sublandlord’s computation of the Termination Fee and the components thereof. The rights contained in this Section shall be personal to the Subtenant and may only be exercised by the Subtenant (and not any assignee, sublessee or other transferee of Subtenant’s interest in the Sublease, as amended) if the Subtenant occupies the entire then-existing Premises.

4. EFFECT OF AMENDMENT. Except as modified by this Amendment, the Existing Sublease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Sublease, the terms contained in this Amendment shall supersede and control the obligations and liabilities of the Parties.

5. FURTHER AMENDMENTS TO THE SUBLEASE. Notwithstanding any provision to the contrary set forth in the Existing Sublease, the Parties acknowledge and agree that the provisions of the Sublease may only be modified, amended or supplemented by an agreement in writing signed by Sublandlord and Subtenant.

6. SUCCESSORS AND ASSIGNS. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the Parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this Section 6 shall in any way alter the provisions of the Sublease relating to assignment or subletting.

7. MISCELLANEOUS. This Amendment becomes effective only upon execution and delivery hereof by Sublandlord and Subtenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for a sublease, and shall not be effective as a sublease amendment or otherwise until execution by and delivery to Sublandlord and Subtenant.

8. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[signatures follow]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Amendment as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

COI PHARMACEUTICALS, INC.,		SYNTHORX, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Jay Lichter	By:	/s/ Laura Shawver
Name:	Jay Lichter	Name:	Laura Shawver
Title:	CEO	Title:	President and CEO

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